EXHIBIT 5.1

[Morrison Brown Sosnovitch LLP Letterhead]

April 3, 2008

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, DC 20549

Re:     Registration Statement on Form S-8 of Micromem Technologies Inc.

We have acted as Canadian counsel to Micromem Technologies Inc. (the “Corporation”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 3,200,000 common shares (the “Shares”), issuable pursuant to the 2007 Directors, Officers and Employee Stock Option Plan of the Corporation dated effective July 27, 2007 (the “Plan”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares.

As such, we have examined such questions of law and such documents as we have deemed necessary or advisable as a basis for the opinions expressed herein.  In all such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as certified, photocopies or facsimiles and the authenticity of the originals of such documents and facsimiles.

We are qualified to practice law in the Province of Ontario and we express no opinion as to any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Subject to the foregoing and other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares have been issued by the Corporation against payment therefore in the manner contemplated by the Registration Statement and in accordance with the Plan, and subject to the Corporation completing all actions and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the Plan and the Registration Statement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Corporation, and the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours very truly,

/s/ MORRISON BROWN SOSNOVITCH LLP